                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 FLIGHTSERV.COM



                  FLIGHTSERV.COM (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                  FIRST:   That, the Board of Directors of the Corporation
unanimously adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and directing that said amendment be presented to the stockholders of the Corporation for consideration by the stockholders. The resolution setting forth the proposed amendment is as follows:

         "NOW THEREFORE BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended to increase the number of authorized shares of capital stock of the Corporation and that such amendment be effected by deleting Article IV of the Certificate of Incorporation in its entirety and substituting in lieu thereof:

                  "IV: (A) The aggregate number of shares of stock of all classes which the Corporation shall have authority to issue is 110,000,000 shares, of which 100,000,000 shares shall be common stock of the par value of $.04 per share (the "Common Stock") and 10,000,000 shares of preferred stock of the par value of $.01 per share (the "Preferred Stock").

                  (B) The Board, or a duly authorized committee thereof, is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include but nor be limited to, determination of the following:

                           (1) the number of shares constituting that series and the distinctive designation of that series;

                           (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                           (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and , if so, the terms of such voting rights;

                           (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

                           (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (6) whether that series shall have a sinking fund for the redemption or purchase of that series, and if so, the terms and amount of such sinking fund;

                           (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                           (8) any other relative rights, preferences and limitations of that series.

                  Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holder of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.


                  SECOND: That the foregoing resolution has been adopted by the a majority of the holders of record of all the outstanding stock of the Corporation entitled to vote thereon.

                  THIRD:   That the aforesaid amendment was duly adopted in
accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed as of this 11th day of July, 2000.



                                    FLIGHTSERV.COM


                                    By:
                                       ------------------------
                                       Todd Bottorff, President